Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES

REPURCHASE OF 9.63 MILLION WARRANTS

SCHEDULES RELEASE OF SECOND QUARTER 2012 RESULTS

AND INVESTOR CALL ON MONDAY, AUGUST 6 AT 5:00 PM EDT

Denver, Colorado – June 28, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that it had acquired 9.63 million of its outstanding publicly-traded warrants from an affiliate of Raymond James for aggregate consideration of approximately $10.0 million in a private transaction. The repurchased warrants have been retired by the Company. Each warrant entitles the holder to purchase one share of Resolute common stock for $13.00 per share. The warrants expire on September 25, 2014. Following the repurchase, which is expected to close on June 29, 2012, there remain approximately 33.0 million warrants outstanding, 20.8 million of which are held by affiliates of Resolute. The warrants are listed on the New York Stock Exchange under the symbol “RENWS.”

Theodore Gazulis, Executive Vice President and Chief Financial Officer of Resolute, commented, “We are pleased to significantly reduce the potential dilutive effect of these warrants at a modest cost. This expenditure will not have a negative effect on our capital budget for the year. We continue to have ample liquidity to prosecute our business plan and remain positioned to take advantage of opportunities as they arise.”

Earnings Call Information

Resolute will host an investor call on Monday, August 6, 2012, at 5:00 PM ET. To participate in the call please dial (877) 491-0104 from the United States, or (949) 484-0323 from outside the U.S. The conference call I.D. number is 96785267. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through August 8, 2012, by dialing (855) 859-2056 or (404) 537-3406 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 96785267.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; anticipated capital expenditures; liquidity and availability of capital; the timing of the closing of the warrant repurchase transaction; and potentially dilutive effects of outstanding warrants. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale, and Turner and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration and exploitation properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com